As filed with the Securities and Exchange Commission on March 3, 2017

Registration No. 333-214566

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lennar Corporation

(Exact name of registrant as specified in its charter)

Delaware	1520	95-4337490
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

700 Northwest 107th Avenue

Miami, Florida 33172

(305) 559-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Sustana

General Counsel and Secretary

Lennar Corporation

700 Northwest 107th Avenue

Miami, Florida 33172

(305) 559-4000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 File No. 333-214566 (the “Registration Statement”) is being filed by Lennar Corporation (“Lennar”) to deregister all of the securities that were registered under the Registration Statement.

The Registration Statement related to shares of Class A common stock of Lennar (“Class A Stock”) to be issued in connection with the acquisition by Lennar of WCI Communities, Inc. (“WCI”), in accordance with an Agreement and Plan of Merger dated as of September 22, 2016 (the “Merger Agreement”), among WCI, Lennar, Marlin Blue LLC, and Marlin Green Corp. (“Corporate Sub”), through a merger of Corporate Sub into WCI (the “Merger”), with WCI surviving the Merger as a direct, wholly-owned subsidiary of Lennar. The Merger Agreement contemplated that WCI’s outstanding common stock would be converted by the Merger into the right to receive a combination of cash and Class A Stock, but gave Lennar the right to elect to cause the merger consideration to be entirely cash. Lennar elected to cause the merger consideration to be entirely cash, and therefore did not issue, and will not issue, in the Merger any of the Class A Stock that was registered under the Registration Statement. Therefore, Lennar is filing this Post-Effective Amendment to deregister all the shares that were registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 under that Act, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on this 3rd day of March, 2017.

LENNAR CORPORATION

By:	/s/ Stuart Miller
Stuart Miller Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.